Exhibit 10.22

RESTRICTED UNIT AWARD AGREEMENT
UNDER THE
OAKTREE CAPITAL GROUP, LLC
2011 EQUITY INCENTIVE PLAN
(CLASS A UNIT FOUR-YEAR VESTING)
This RESTRICTED UNIT AWARD AGREEMENT (as may be amended, modified, supplemented or restated from time to time, this “Agreement”) is effective as of [ ] (the “Effective Date”), by and between OAKTREE CAPITAL GROUP, LLC, a Delaware limited liability company (the “Company”), and you (the “Participant”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Oaktree Capital Group, LLC Amended and Restated 2011 Equity Incentive Plan (as amended, modified, supplemented or restated from time to time, the “Plan”) and the Third Amended and Restated Operating Agreement of the Company, dated as of August 31, 2011 (as amended, modified, supplemented or restated from time to time, the “Operating Agreement”), as applicable. This Agreement shall be deemed executed, accepted and agreed to by all parties hereto upon the Participant’s acceptance of this Agreement by clicking on the “Accept” button related to this Award in the Oaktree equity portal established to facilitate the grant of Awards under the Plan (the “Oaktree Equity Portal”).
Recitals
Whereas, the Plan was adopted for purposes of promoting the long-term financial interests and growth of the Company or a Subsidiary or Affiliate thereof (individually, an “Oaktree Group Member” and, collectively, the “Oaktree Group”) by, among other things, providing select investment professionals, employees, directors, consultants and advisors of the Oaktree Group with equity-based awards based upon Units (as defined under the Plan); and
Whereas, either the Committee authorized to administer the Plan by the Board or the Board has approved the grant and issuance of the Granted Units (as defined below) to the Participant pursuant to the Plan, subject to the terms and conditions of the Grant Documents (as defined below).
Now, therefore, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
Agreement
1.Grant of Units. Subject to the terms and conditions of this Agreement, the Operating Agreement and the other Grant Documents:
(a)the Company hereby grants and issues to the Participant, and the Participant hereby accepts and receives from the Company, the number of Class A units of the Company specified for the Participant on the Oaktree Equity Portal related to this specific Award of public units next to the heading “Units Awarded” (the “Granted Units”), which Granted Units shall have an aggregate Award Value specified on the Oaktree Equity Portal related to this specific Award;

(b)if the Participant is not already a Member, then the Participant is hereby admitted as a Member pursuant to Section 3.1 of the Operating Agreement;
(c)the Participant hereby acknowledges that he or she has received and has reviewed carefully a copy of (i) the Operating Agreement, (ii) the Plan, (iii) the Prospectus, dated March 30, 2016 to the Form S-8 Registration Statement filed with the U.S. Securities and Exchange Commission (as amended, modified, supplemented or restated from time to time, the “Prospectus”), and (iv) each other agreement, instrument or document required by any Oaktree Group Member to be executed and delivered by the Participant in connection with the transactions contemplated by this Agreement (collectively, including this Agreement, the Operating Agreement, the Plan and the Prospectus, as each such document may be amended, modified, supplemented or restated in accordance with its respective terms from time to time, the “Grant Documents”);
(d)if the Participant is not already a party to the Operating Agreement, then the Participant hereby joins as a party to, and agrees to be bound by each and every provision of, the Operating Agreement; and
(e)notwithstanding anything in the Plan or this Agreement to the contrary, the Committee may, in its discretion and without the Participant’s consent, provide at any time for (i) the assumption of the Granted Units by any Affiliate of the Company, (ii) a mandatory exchange of Granted Units into, or a substitution of such Granted Units for, units of another class of units issued by any Affiliate of the Company having a value equivalent to the Fair Market Value of the Granted Units at the time of such substitution or exchange, (iii) an acceleration of the lapse of restrictions on the Granted Units or (iv) the cancellation of this Award and the termination of the Granted Units hereunder in consideration of a payment to the Participant, in cash or other units or property, or any combination thereof, equal to the aggregate Fair Market Value of the Granted Units at the time of such cancellation.   Payments to be made in connection with the cancellation of any Granted Units may be subject to further vesting to the extent the Granted Units were not previously vested.
2.Vesting of Units; Forfeiture.
(a)Each Granted Unit shall be unvested as of the Effective Date. [Insert specific vesting schedule.]
(b)Forfeiture of Units. Except as otherwise determined by the Company, and subject to Paragraph 2(c) below, if the Participant ceases to provide services to the Oaktree Group for any reason or no reason at all (including termination of such services by any Oaktree Group Member without Cause), then all unvested Granted Units of the Participant shall be immediately and automatically forfeited on the effective date the Participant ceases to provide services to the Oaktree Group without any further action by any parties hereto. For the avoidance of doubt, Granted Units forfeited pursuant to this Paragraph 2(b) shall be immediately and automatically cancelled, and shall cease thereafter to be outstanding, upon such forfeiture.
(c)Acceleration of Vesting. Notwithstanding Paragraph 2(b) above:

(i)	for the avoidance of doubt, the Company may accelerate the vesting of any Granted Unit, including by causing such Granted Unit to vest immediately and automatically;

(ii)
if the Participant ceases to provide services to the Oaktree Group as a result of his or her Incapacitation, all unvested Granted Units shall vest immediately and automatically effective upon such Incapacitation; and

(iii)
[INCLUDE THE FOLLOWING CLAUSE GENERALLY FOR 4-YEAR VESTING GRANTS ONLY:] if (A) the Participant permanently ceases to provide services to the Oaktree Group due to the termination by the Oaktree Group of such services, (B) the Participant has not engaged in Cause, (C) the Participant has delivered to the Oaktree Group, within ten calendar days (or such longer period permitted by the Company) after such cessation, an executed general release in form and substance reasonably determined by the Company, fully and finally releasing all Oaktree Group Members and all Oaktree Related Persons from all claims and other liabilities whatsoever, and (D) the Participant does not subsequently seek to revoke or otherwise repudiate or evade any of the provisions of such general release (whether pursuant to any statutory revocation right or otherwise), then all unvested Granted Units shall vest effective upon such permanent cessation.

3.Book Entry; Designated Unit Holding Accounts. The Granted Units shall be evidenced by uncertificated securities registered or recorded in records maintained by or on behalf of the Company, and the Company shall cause any Granted Unit that may be deliverable hereunder to be entered in such records as owned by the Participant as of the Effective Date. The Granted Units shall be held in such accounts or in such other manner at or with such brokerage firms, stock transfer agents and other institutions as are determined by the Company in its sole and absolute discretion (such accounts or manner, the “Designated Unit Holding Accounts”, and such firms, agents and institutions, the “Designated Unit Holding Firms”). Without the need for any further actions or authorizations from the Participant or his or her transferees, the Company and its designees shall be entitled at any time to give such instructions to the Designated Unit Holding Firms and other third parties with respect to the Designated Unit Holding Accounts as the Company or such designee determines in its sole and absolute discretion to (a) permit the Company to take such actions as are permitted under Paragraph 4 below, (b) prevent, restrict or limit (i) the Disposition of any unvested Granted Unit or (ii) the Disposition of any vested Granted Unit in violation of any applicable law, Paragraph 12 below, or the terms and conditions of any other agreement or instrument applicable to such vested Granted Unit, and (c) enable any Oaktree Group Member to deduct or withhold any amount to which such Oaktree Group Member is entitled to deduct or withhold pursuant to Paragraph 13 below.
4.Participant’s Obligation to Pay Taxes.
(a)The Participant shall be responsible for any and all taxes relating to the Granted Units, including amounts due upon the vesting of any Granted Units or relating to allocations of income with respect to the Granted Units. Without limiting Section 8.4 of the Operating Agreement and Section 15(c) of the Plan, the Participant hereby agrees that the Company has the right (i) to require reimbursement from the Participant of any such taxes that are paid by the Company, (ii) to deduct any such taxes (A) from any payment of any kind otherwise due to the Participant, including as necessary, appropriate, advisable or convenient to satisfy any foreign, U.S. federal, state or local withholding tax requirements and (B) from payments receivable by the Participant under the Grant Documents, and (iii) to cause the sale of any portion of Participant’s Granted Units for purposes of payment or satisfaction of any such taxes (including by instructing the Designated Unit Holding Firms to sell Participant’s Granted Units for purposes of payment or satisfaction of any such taxes). The Participant hereby authorizes the Designated Unit Holding Firms, if so instructed by the Company, to sell Granted Units for purposes of covering any such taxes and deliver the proceeds of any such sale to the Company for payment of any such taxes. As security for the full, prompt and complete payment and performance when due of all of the Participant’s obligations under this Paragraph 4 (including its obligation to reimburse the Company for any such taxes that are paid by the Company), the Participant hereby unconditionally and irrevocably grants to the Company a security interest in the Granted Units and on all proceeds directly or indirectly receivable by the Company in respect of the Granted Units (including any distributions by the Company to the Participant in respect of the Granted Units and any proceeds receivable by the Participant in connection with the sale of the Granted Units). The Participant shall take such actions as the Company may request from time to time to perfect or enforce such security interest and to otherwise maintain such security interest as a first priority lien in favor of the Company.
(b)Without limiting the generality of Paragraph 4(a) above, the Company may, in its sole and absolute discretion, permit the Participant to satisfy, in whole or in part, the foregoing withholding liability by (i) the delivery of Mature Units, of the same type of Units as are subject to this Agreement, owned by the Participant having a Fair Market Value equal to such withholding liability and any follow-on tax obligations incurred as a result of the disposition of such Mature Units to the Company, or any of its subsidiaries on behalf of the Company, as applicable, (ii) having the Company or any of its subsidiaries, deliver in settlement of the Granted Units the number of vested Granted Units, less a number of Granted Units with a Fair Market Value equal to such withholding liability or (iii) the use of any other method as the Company may permit, in its sole discretion, in each case, with all tax calculations and valuations to be undertaken by the Company in good faith and in its sole and absolute discretion; provided that the mechanisms described in the foregoing clauses (i), (ii) and (iii) shall only be available to the Participant if and to the extent the Participant has notified the Company of his or her desire to use one of the available mechanisms within such time period as the Company may require from time to time before the date on which the applicable Granted Units become vested Granted Units.
5.Certain Representations, Warranties, Covenants and Agreements. As an essential inducement to the Company to grant and issue the Granted Units to the Participant, the Participant hereby represents and warrants to the Oaktree Group as follows:
(a)Authority and Capacity. The Participant has the legal capacity to agree to, execute and deliver each Grant Document and to perform all of his or her obligations thereunder. The Participant shall be deemed to have duly executed and delivered this Agreement upon accepting its terms on the Oaktree Equity Portal, and each Grant Document constitutes the legal, valid and binding obligation of the Participant, enforceable against the Participant in accordance with their respective terms.
(b)No Conflict; Satisfaction of Conditions to Membership Transactions. Neither the execution, acceptance and delivery by the Participant of any Grant Document, nor the performance by the Participant of his or her obligations thereunder, violates, conflicts with or constitutes a default or breach under, or will violate, conflict with or constitute a default or breach under any applicable law or any contract, indenture, agreement, instrument or mortgage binding on the Participant or any of his or her properties. To the best knowledge of the Participant, neither the grant and issuance of the Granted Units to the Participant, nor the ownership by the Participant of the Granted Units, nor the status of the Participant as a Member:

(i)
would reasonably be expected to result in the violation by the Company or any other Oaktree Related Person (as defined below) of any applicable law, including any applicable U.S. federal or state securities laws;

(ii)	would reasonably be expected to terminate the existence or qualification of the Company under the laws of any jurisdiction;

(iii)
would reasonably be expected to cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); or

(iv)
would reasonably be expected to subject the Company or any other Oaktree Related Person to any material regulatory requirement to which it, he or she otherwise would not be subject, including any requirement that the Company register as an investment company under the Investment Company Act or as a result of all or any portion of the Company’s assets becoming or being deemed to be “plan assets” for purposes of the U.S. Employee Retirement Income Security Act of 1974, as amended.

(c)Suitability. The Participant meets all suitability standards or eligibility requirements imposed by the jurisdiction of his or her residence for his or her acquisition of the Granted Units pursuant to the Grant Documents. The Participant has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Granted Units and protecting his or her own interests in connection with such investment.
(d)Access to Information. The Participant (i) has been provided with ample opportunity to discuss each Grant Document, the Granted Units and the Oaktree Business (as defined below) with the Company and to ask the Company such questions regarding each Grant Document, the Granted Units and the Oaktree Business, and to receive such answers to such questions and such other information, as the Participant deems necessary, appropriate or advisable, and (ii) has been provided with ample opportunity to consult with such legal, tax, financial and other advisors of the Participant regarding each Grant Document, the Granted Units and the Oaktree Business as the Participant deems necessary, appropriate or advisable. The Participant has a preexisting business relationship with the senior executives of the Oaktree Group, and such business relationship is of a nature and duration so as to enable the Participant to be aware of their character, business acumen and general business and financial circumstances.
(e)Independent Investment Decision. The Participant is relying on his or her own independent investigation and the information contained in the Grant Documents, and the Participant is not relying on any Person (other than his or her own legal, tax, financial and other advisors) or any representation or warranty made by any Oaktree Related Person, in each case, in deciding to own and hold the Granted Units. Without limiting the foregoing, no representation or warranty has been made to the Participant by any Oaktree Related Person as to the existing value or the future performance of the Oaktree Business.
(f)Investment Intent. The Participant will own and hold the Granted Units for his or her own account, as a principal, for investment purposes only, and not with a view to, or for, resale or distribution, in whole or in part. No other Person has a direct or indirect beneficial interest in the Granted Units (other than, if the Participant is a married natural person acquiring the Granted Units as community property, the community property interest of the Participant’s spouse). The Participant is not acting as an agent, representative, intermediary or nominee, or in any similar capacity, for or on behalf of any other Person with respect to any Granted Units.
(g)Tax Consequences. The Participant understands that his or her ownership of the Granted Units may cause him or her adverse tax consequences, including the realization of taxable income without receiving cash distributions to pay the required tax thereon. For example, the Participant may be taxed upon the vesting of the Granted Units on the value of the vesting Granted

Units. Moreover, although it is contemplated that the Company will make cash distributions in respect of the Granted Units from time to time, the Participant understands that there is no obligation for the Company to make any distribution (including tax distributions) to its Members (including the Participant). The Participant further understands that even if the Company were to make cash distributions from time to time, there is no assurance that such cash distributions will be made in sufficient amounts or at an opportune time so as to enable the Participant to pay in a timely manner any taxes that the Participant may be required to pay in respect of the Granted Units. The Participant has sufficient liquid resources to pay all taxes that the Participant may be required to pay in respect of the Granted Units, including all taxes arising from the vesting of the Granted Units or allocations of taxable income of the Company to the Participant with respect to the Granted Units. The Participant has reviewed his or her investment in the Granted Units with his or her tax advisors and has not received or relied upon any tax advice from any Oaktree Related Person. No Oaktree Related Person has made any representation or warranty (and shall not otherwise be liable to the Participant) as to the tax treatment of vesting, allocations or distributions with respect to the Granted Units under applicable law.
(h)IRS 83(b) Election for non-U.S. Citizens. If the Participant is not a citizen or permanent resident of the United States, the Participant hereby (i) agrees that, no later than 30 calendar days after the Effective Date, he or she will (A) file an election under Section 83(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Granted Units and (B) provide a copy of such election to the Chief Financial Officer of the Company or his or her designee, and (ii) confirms and acknowledges that he or she has filed an election under Section 83(b) of the Code with respect to any other Units previously granted to the Participant prior to the Effective Date.
(i)Understanding of Grant Documents. The Participant understands each provision of each Grant Document and the terms and conditions of the Granted Units. Without limiting the foregoing, the Participant understands that:

(i)
the Participant has irrevocably constituted and appointed the Company as the true and lawful attorney-in-fact and agent of the Participant as set forth in Section 2.6 of the Operating Agreement for the purposes set forth therein;

(ii)
the Operating Agreement permits the Company to issue, at any time and from time to time, without the approval of the Participant or the need to notify the Participant, additional Units on such terms and conditions as the Company may determine, including Units that may be senior or superior to, or of a different class from, the Granted Units;

(iii)
the Participant does not have any preemptive rights, right of first refusal, right of first offer or other right of participation with respect to any issuances of any Units, and such issuances are expected to have a dilutive effect on the Participant’s interest in the Company;

(iv)	amounts distributable to the Participant in respect of the Granted Units are subject to withholding pursuant to Section 8.4 of the Operating Agreement; and

(v)	the Participant is subject to certain minimum retained ownership requirements with respect to the Participant’s ability to exchange or sell any Granted Units as set forth in Paragraph 12 below; and

(vi)
the Participant is subject to the protective covenants set forth in Paragraph 11 below, which includes covenants and prohibitions to which the Participant will continue to be bound after the Participant ceases to provide services to the Oaktree Group.

The Participant has given careful consideration to all of the provisions of the Grant Documents. For the avoidance of doubt, and without limiting the immediately preceding sentence, the Participant (x) has given careful consideration to the restraints imposed upon him or her under the Grant Documents, (y) is in full accord as to the necessity of such provisions, and (z) understands that his or her agreement to be bound by each such provision is an essential inducement to the Company to grant and issue the Granted Units to the Participant.
If the Participant becomes aware that any representation or warranty made by him or her in any Grant Document would be incorrect in any material respect if such representation or warranty were to be made as of any subsequent date, or that the Participant is unable fulfill or perform in any material respect any of his or her covenants or agreements in any Grant Document, the Participant shall promptly notify the Company of such inaccuracy or inability.
6.Incorporation of Operating Agreement Provisions. The provisions of Article XIV of the Operating Agreement (other than Section 14.4 of the Operating Agreement) are hereby incorporated herein by reference and shall apply mutatis mutandis to this Agreement. Without limiting the foregoing:
(a)this Agreement may be amended, modified, or waived with the written consent of the Company; provided that if any such amendment, modification, or waiver would adversely affect the Participant in any material respect, such amendment, modification, or waiver shall also require the written consent of the Participant; provided further that, for the avoidance of doubt, the Operating Agreement may be amended, modified and waived pursuant to Article X and Section 11.5 of the Operating Agreement, and the Plan may be amended, modified and waived pursuant to Section 14(a) of the Plan, and any such amendment, modification and waiver of the Operating Agreement or the Plan shall be effective with respect to the Granted Units (and shall not be deemed to be an amendment, modification or waiver of this Agreement for purposes of the immediately preceding proviso or otherwise);
(b)any notice that is required or permitted hereunder to be given to any party hereto shall be given pursuant to Section 14.1 of the Operating Agreement; and
(c)in accordance with Section 14.8 of the Operating Agreement, this Agreement shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware by residents of the State of Delaware; provided that the enforceability of Paragraph 7 below shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., and not the laws of the State of Delaware.
7.Arbitration of Disputes.
(a)Any and all disputes, claims or controversies arising out of or relating to this Agreement, including any and all disputes, claims or controversies arising out of or relating to (i) the Company, (ii) the Participant’s rights and obligations hereunder, (iii) the validity or scope of any provision of this Agreement, (iv) whether a particular dispute, claim or controversy is subject to arbitration under this Paragraph 7, and (v) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration before Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to the Federal Arbitration Act,

9 U.S.C. Section 1 et seq. Either the Company or the Participant may commence the arbitration process by filing a written demand for arbitration with JAMS and delivering a copy of such demand to the other party or parties to the arbitration in accordance with the notice procedures set forth in Section 14.1 of the Operating Agreement. The arbitration shall take place in Wilmington, Delaware, and shall be conducted in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties to the arbitration shall cooperate with JAMS and each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The arbitrator selected shall be neutral and a former Delaware chancery court judge or, if such judge is not available, a former U.S. federal judge with experience in adjudicating matters under the law of the State of Delaware; provided that if no such person is both willing and able to undertake such a role, the parties to the arbitration shall cooperate with each other and JAMS in good faith to select such other person as may be available from a JAMS’ panel of neutrals with experience in adjudicating matters under the law of the State of Delaware. The parties to the arbitration shall participate in the arbitration in good faith. The Company shall pay those costs, if any, of arbitration that it must pay to cause this Paragraph 7 to be enforceable, and all other costs of arbitration shall be shared equally between the parties to the arbitration.
(b)No party to the arbitration shall be entitled to undertake discovery in the arbitration; provided that, if discovery is required by applicable law, discovery shall not exceed (i) one witness deposition plus the depositions of any expert designated by the other party or parties, (ii) two interrogatories, (iii) ten document requests, and (iv) ten requests for admissions; provided further that additional discovery may be permitted to the extent such additional discovery is required by applicable law for this Paragraph 7 to be enforceable. The arbitrator shall have no power to modify any of the provisions of this Agreement, to make an award or impose a remedy that, in each case, is not available to the Delaware chancery court or to make an award or impose a remedy that was not requested by a party to the dispute, and the jurisdiction of the arbitrator is limited accordingly. To the extent permitted by law, the arbitrator shall have the power to order injunctive relief, and shall expeditiously act on any petition for such relief.
(c)The provisions of this Paragraph 7 may be enforced by any court of competent jurisdiction, and, to the extent permitted by law, the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Notwithstanding any provision of this Agreement to the contrary, any party to an arbitration pursuant to this Paragraph 7 shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of the provisions of this Agreement pending a final determination on the merits by the arbitrator, and each party hereby consents that such a restraining order or injunction may be granted without the necessity of posting any bond.
(d)The details of any arbitration pursuant to this Paragraph 7, including the existence or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided that such party may make such disclosures as are required by applicable law or legal process; provided further that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives (including, in the case of the Company, the officers, directors and employees of any Oaktree Group Member) who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Paragraph 7 and who are obligated to keep such information confidential to the same extent as such party. If a party to an arbitration receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such party shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.
(e)For the avoidance of doubt, (i) any arbitration pursuant to this Paragraph 7 shall not include any disputes, claims or controversies that do not arise out of or relate to this Agreement, and (ii) any arbitration pursuant to this Paragraph 7 of disputes, claims or controversies arising out of or relating to this Agreement is intended to be separate and distinct proceeding from any arbitration or other adjudication of disputes, claims or controversies between any Oaktree Group Member and the Participant that do not arise out of or relate to this Agreement.
8.Entire Agreement. The Grant Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to such matter; provided that in the event of any conflict between the Operating Agreement or the Plan, on the one hand, and this Agreement, on the other hand, this Agreement shall prevail.
9.Interpretation and Certain Definitions.
(a)All ambiguities shall be resolved without reference to which party may have drafted this Agreement. All article, paragraph or section headings or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context clearly indicates otherwise: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) provisions apply to successive events and transactions; (iv) each definition herein includes the singular and the plural; (v) each reference herein to any gender includes the masculine, feminine, and neuter where appropriate; (vi) the word “including” when used herein means “including, but not limited to,” and the word “include” when used herein means “include, without limitation”; and (vii) references herein to specified paragraph numbers refer to the specified paragraph of this Agreement. The words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “applicable law” and any other similar references to the law include all applicable statutes, laws (including common law), treaties, orders, rules, regulations, determinations, orders, judgments, and decrees of any governmental authority. The abbreviation “U.S.” refers to the United States of America. All monetary amounts expressed herein by the use of the words “U.S. dollar” or “U.S. dollars” or the symbol “$” are expressed in the lawful currency of the United States of America. The words “foreign” and “domestic” shall be interpreted by reference to the United States of America.
(b)Nothing in this Agreement is intended to confer upon the Participant any right or privilege that is in addition, or otherwise more favorable, to the rights and privileges generally enjoyed by the other Members under the Operating Agreement, except to the extent such additional or more favorable right or privilege is expressly and intentionally conferred under this Agreement; provided that the Granted Units shall be subject to such Unit Designations as the Company determines to be applicable for purposes of implementing one or more of the provisions of Paragraph 11 or 12 below.
(c)“Award Units” means, collectively, all Units (including Granted Units, OCGH limited partner units, and Class A units of the Company) granted, awarded or otherwise issued to the Participant by any Oaktree Group Member, whether before, on or after the Effective Date, as determined by the Company.

(d) “Award Value” means, (i) with respect to any Award Unit that was granted, awarded or issued on or prior to December 31, 2007, zero, (ii) with respect to any Award Unit that was granted, awarded or issued between January 1, 2008 and December 31, 2013, the amount equal to the last reported sale price at which a Class A unit of the Company was actually traded on the Primary Exchange on or prior to the date as of which such Award Unit is granted, awarded or issued, and (iii) except as otherwise provided in any applicable unit designation, award agreement, or other written agreement or instrument applicable to such Award Unit, as determined by the Company, with respect to any Award Unit that is granted, awarded or issued on or after January 1, 2014, the amount determined by the Company to be the value of such Award Unit as communicated (whether pursuant to a grant or award agreement, any announcement or notification by any Oaktree Group Member, the Oaktree Equity Portal or otherwise) to the Participant in connection with such issuance; provided that, in the absence of any such determination, then the Award Value of such Award Unit shall be the amount equal to the average daily closing sale price at which the Class A units of the Company are actually traded on the Primary Exchange for the 20 trading days (or such other number of trading days that the Company selects in its sole discretion) prior to the date such Award Unit is granted, awarded or issued (or such other date that the Company selects in its sole discretion).
(e)“Cause” means, with respect to the Participant, the occurrence of any of the following events during the Participant’s provision of services to the Oaktree Group (regardless whether the occurrence is discovered before or after the Participant’s cessation of services to the Oaktree Group):  (i) gross negligence or misconduct detrimental to an Oaktree Group Member, (ii) material breach of this Agreement or any other agreement between the Participant and an Oaktree Group Member, (iii) violation of any applicable regulatory rule or regulation, (iv) conviction of, or entry of a guilty plea or of no contest to, a felony (other than a motor-vehicle-related felony for which no custodial penalty is imposed), (v) entry of an order issued by any court or regulatory agency removing the Participant as an officer of an Oaktree Group Member or prohibiting the Participant from participation in the conduct of the affairs of an Oaktree Group Member, or (vi) fraud, theft, misappropriation or dishonesty by the Participant relating to an Oaktree Group Member, including any theft of funds.
(f)“Confidential Information” means any information concerning the employees, organization, business or finances of any Oaktree Group Member, any Fund or any third party (including any client, investor, partner, portfolio company, customer, vendor, or other person) with which an Oaktree Group Member or a Fund is engaged or conducts business, including business strategies, operating plans, acquisition strategies (including the identities of, and any other information concerning, possible acquisition candidates), financial information, valuations, analyses, investment performance, market analysis, acquisition terms and conditions, personnel, compensation and ownership information, know-how, customer lists and relationships, the identity of any client, investor, partner, portfolio company, customer vendor or other third party, and supplier lists and relationships, as well as all other secret, confidential or proprietary information belonging to any Oaktree Group Member or any Fund; provided that Confidential Information shall not include any information generally known to the public other than as a result of a disclosure by the Participant in violation of any confidentiality obligation owed to any Oaktree Group Member.
(g)“Competitive Business” means any business that is competitive with the business of any Oaktree Group Member (including raising, organizing, managing or advising any fund or separate account having an investment strategy in any way competitive with any of the funds or separate accounts managed by any Oaktree Group Member).

(h)“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
(i)“Cumulative Award Value” means the cumulative total of all of the Award Values attributable to all of the Award Units, regardless of whether any such Award Unit is (i) then held by the Participant, (ii) vested or unvested, or (iii) subsequently forfeited, redeemed, exchanged, or Disposed.
(j)“Fund” means any limited partnership, limited liability company, group trust, mutual fund, investment company or other entity, or any investment account, which is managed or Controlled by any Oaktree Group Member or by an entity Controlled by any Oaktree Group Member, as determined by the Company.
(k)“Incapacitation” means, with respect to the Participant, the earliest to occur of (i) the death of the Participant, or (ii) as determined by the Company, the Participant’s substantial inability to perform services to the Oaktree Group in the Participant’s normal and regular manner by reason of illness or other physical or mental disability for a period of at least 90 consecutive calendar days or an aggregate of 180 calendar days in any 360-day period (or such other longer or shorter period as the Company may select).
(l)“Intellectual Property” means (i) any and all investment or trading, records, agreements or data; (ii) any and all financial and other analytic models, records, data, methodologies or software; (iii) any and all investment advisory contracts, fee schedules and investment performance data; (iv) any and all investment agreements, limited partnership agreements, subscription agreements, private placement memorandums and other offering documents and materials; (v) any and all client, investor or vendor lists, records or contact data; (vi) any and all other documents, records, materials, data, trade secrets and other incidents of business carried on by any Oaktree Group Member (whether, for the avoidance of doubt, on behalf of itself, on behalf of any Fund, or otherwise) or learned, created, developed or carried on by any employee of any Oaktree Group Member (in whatever form, including print, computer file, diskette or otherwise); and (vii) all trade names, service marks and logos under which any Oaktree Group Member does business (whether, for the avoidance of doubt, on behalf of itself, on behalf of any Fund, or otherwise), and any and all combinations and variations thereof and all related logos.
(m)“Oaktree Business” means the business and operations of the Oaktree Group, including the organization, investment objectives, expenses, operational structure, management structure and other material details of the Oaktree Group.
(n)“Oaktree Related Person” means (i) any Oaktree Group Member, (ii) the current and former senior executives, officers, directors, employees and duly authorized agents and representatives of any Oaktree Group Member, and (iii) the current and former direct and indirect shareholders, partners, members and equityholders of any Oaktree Group Member (other than the current and former direct and indirect shareholders, partners, members and equityholders of the Company, who are not otherwise included in either of the foregoing clause (i) or (ii)).
(o)“OCGH” means Oaktree Capital Group Holdings, L.P., a Delaware limited partnership.
(p)“OCGH LPA” means the Fifth Amended and Restated Limited Partnership Agreement of OCGH, dated as of November 10, 2015, as amended, modified, supplemented or restated from time to time.

(q)“Person” means an individual, a general partnership, a limited partnership, a limited liability company, an association, a joint venture, a corporation, a business, a trust, an unincorporated organization, any other entity or a government or any department, agency, authority, instrumentality or political subdivision thereof.
(r)“Post-2013 Award Unit” means any Award Unit that is granted, awarded or issued on or after January 1, 2014, except to the extent the Company in its sole and absolute discretion determines not to treat any such Award Unit as a Post-2013 Award Unit.
(s)“Post-2013 Award Value” means the cumulative total of all of the Award Values attributable to all Post-2013 Award Units, regardless of whether any such Award Unit is (i) then held by the Participant, (ii) vested or unvested, or (iii) subsequently forfeited, redeemed, exchanged, or Disposed.
(t)“Primary Exchange” means, as of any time, the securities exchange, over-the-counter market or trading platform on which the Class A units of the Company are primarily traded during such time, as determined by the Company. The Primary Exchange as of the Effective Date is the New York Stock Exchange.
(u)“Restricted Period” means the longest of: (i) in the case the Participant held at least 500,000 Award Units as of May 25, 2007 (before giving effect to the Secondary Offering) or at any point in time thereafter, one year following the date he or she ceases to provide services to the Oaktree Group for any reason (other than the termination of such services by the Oaktree Group without Cause); (ii) in the case the Participant held at least 250,000 Award Units but fewer than 500,000 Award Units as of May 25, 2007 (before giving effect to the Secondary Offering) or at any point in time thereafter (but who has never held more than 499,999 Award Units), six months following the date he or she ceases to provide services to the Oaktree Group for any reason (other than the termination of such services by the Oaktree Group without Cause); (iii) in the case the Participant held at least 100,000 Award Units as of May 25, 2007 but fewer than 250,000 Award Units (before giving effect to the Secondary Offering) or at any time thereafter (but who has never held more than 249,999 Award Units), three months following the date he or she ceases to provide services to the Oaktree Group for any reason (other than the termination of such services by the Oaktree Group without Cause); (iv) in the case the Participant’s Cumulative Award Value is at least $3,000,000 at any point in time after May 25, 2007, one year following the date he or she ceases to provide services to the Oaktree Group for any reason (other than the termination of such services by the Oaktree Group without Cause); (v) in the case the Participant’s Cumulative Award Value is at least $1,500,000 but less than $3,000,000 at any point in time after May 25, 2007 (but whose Cumulative Award Value has never equaled or exceeded $3,000,000), six months following the date he or she ceases to provide services to the Oaktree Group for any reason (other than the termination of such services by the Oaktree Group without Cause); and (vi) in the case the Participant’s Cumulative Award Value is at least $500,000 but less than $1,500,000 at any point in time after May 25, 2007 (but whose Cumulative Award Value has never equaled or exceeded $1,500,000), three months following the date he or she ceases to provide services to the Oaktree Group for any reason (other than the termination of such services by the Oaktree Group without Cause). For the avoidance of doubt, in the event more than one period described in foregoing clauses (i) through (vi) is applicable to the Participant, the Restricted Period shall be the longest of such periods. Notwithstanding the foregoing clauses (i) through (vi), for the avoidance of doubt, the Participant shall be bound by any longer Restricted Period to which he or she has agreed or may agree pursuant to any written agreement with any Oaktree Group Member (whether executed before, on or after the Effective Date).

(v)“Secondary Offering” means the purchase of certain Oaktree Operating Group Units on May 25, 2007 in connection with the offer and sale by the Company of Class A units and the related transactions thereto.
(w)This Agreement is intended to constitute an “Award agreement” for purposes of the Plan. The Granted Units are intended to constitute an “Award” for purposes of the Plan.
10.Further Assurances. The Participant and his or her transferees shall take all actions that may be reasonably requested by the Company from time to time, including by executing and delivering all agreements, instruments and documents that may be reasonably requested by the Company, to carry out the purposes of the Grant Documents. Without limiting the immediately preceding sentence, the Participant or his or her transferees shall execute and deliver such instructions, confirmations and powers of attorney with respect to the Designated Unit Holding Accounts for purposes consistent with Paragraph 3 above.
11.Protective Covenants.
(a)Certain Acknowledgments. The Participant hereby acknowledges and agrees that:

(i)	the business of the Company and the Oaktree Group is of a special, unique, unusual, extraordinary and specialized character;

(ii)	the Participant has contributed valuable consideration to the Company or its predecessor in exchange for the Participant’s Units;

(iii)	any damage to the business and goodwill of the Company would diminish the value of the Granted Units and the other Units (if any) that the Participant may own);

(iv)
the Company and the Oaktree Group possess and will continue to possess information that has been created, discovered or developed by, or otherwise become known to them (including information created, discovered or developed by, or made known to, the Participant), which information has commercial value in the business in which the Oaktree Group is engaged and is treated by the Oaktree Group as Confidential Information, as a trade secret, as Intellectual Property or as proprietary information;

(v)
the provisions of this Paragraph 11 are (A) in anticipation of, (B) reasonable in all respects, and (C) necessary to protect the goodwill, business, confidential information, trade secrets, intellectual property or any other proprietary information of the Company, the Oaktree Group and the Funds, as well as to protect the value of the Participant’s and the other Members’ interest in the Company, in each case, from the irreparable damage that could be caused to each of them by the Participant upon or after the Participant’s disassociation from the Company;

(vi)
the Participant desires to further the long-term success of the Company, the Oaktree Group and the Funds, including because such success is expected to enhance the value of the Granted Units and the other Units (if any) that the Participant may own;

(vii)
it is in the Participant’s own best interests, including to protect the value of the Granted Units and the other Units (if any) that the Participant may own and to further the long-term success of the Company, the Oaktree Group and the

Funds, for the Participant to agree to be bound by the provisions of this Paragraph 11 as a condition to his or her receipt of the Granted Units; and

(viii)	the Participant is not required to become a party to this Agreement, acquire an interest in the Company or make an investment in the Company.
(b)Commitment. The Participant hereby agrees that for so long as the Participant provides services to an Oaktree Group Member, the Participant shall devote substantially all of the Participant’s business time, skill, energy and attention to his or her responsibilities with respect to the business of such Oaktree Group Member in a diligent manner.
(c)Confidential Information, Intellectual Property and Proprietary Information.

(i)
The Participant shall not, without the prior express written consent of the Company, (A) use for the benefit of the Participant, use to the detriment of any Oaktree Group Member or Fund, or disclose, at any time (including while providing services to the Oaktree Group), in each case, unless and to the extent required by law or as required in the performance of the Participant’s services to an Oaktree Group Member, any Confidential Information, or (B) remove or retain, upon the Participant ceasing to provide services to the Oaktree Group for any reason, any document, paper, electronic file or other storage medium containing or relating to any Confidential Information, any Intellectual Property or any physical property of any Oaktree Group Member.

(ii)
The Participant hereby agrees to deliver to the Oaktree Group on the date the Participant ceases to provide services to the Oaktree Group for any reason, or promptly at any other time that any Oaktree Group Member may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) within the Participant’s possession or control that contain any Confidential Information or any Intellectual Property.

(iii)
The Participant hereby agrees that any and all Intellectual Property is and shall be the exclusive property of the Oaktree Group for the Oaktree Group’s sole use. In addition, the Participant hereby acknowledges and agrees that the investment performance of the funds and accounts managed by any Oaktree Group Member is attributable to the efforts of the team of professionals of the Oaktree Group and not to the efforts of any single individual, and that, therefore, the performance records of the funds and accounts managed by any Oaktree Group Member are and shall be the exclusive property of the Oaktree Group. The Participant hereby agrees that the Participant, whether during or after the Participant’s provision of services to any Oaktree Group Member, shall not use or disclose any Intellectual Property, including the performance records of the funds and accounts managed by any Oaktree Group Member without the prior written consent of the Company, except in the ordinary course of the Participant’s services to an Oaktree Group Member.

(iv)
Without limiting the generality of the foregoing, any trade secrets of the Oaktree Group shall be entitled to all of the protections and benefits under applicable law. The Participant hereby acknowledges that (A) the Participant may have had, and may have in the future, access to information that constitutes trade secrets but that has not been, and shall not be, marked to indicate its status as such and (B) this Agreement constitutes reasonable efforts under the circumstances by the Oaktree Group to notify the Participant of the existence of such trade secrets and to maintain the confidentiality of such trade secrets within the provisions of the Uniform Trade Secrets Act or other applicable law. The Participant further understands and acknowledges that (x) an individual will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (y) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between the Participant and an Oaktree Group Member requires the Participant to obtain the prior authorization of (or to give notice to) the Oaktree Group regarding any communication or disclosure described in the preceding sentence; provided however that under no circumstance may the Participant disclose any information covered by the attorney-client privilege of any Oaktree Group Member or any attorney work product of any Oaktree Group Member without the prior written consent of the Oaktree Group’s General Counsel.

(v)
Nothing in this Agreement or any other agreement between the Participant and any Oaktree Group Member shall prohibit or restrict the Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (each, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Moreover, the Participant can testify truthfully in response to a subpoena or other legal process regarding any matter concerning the Participant’s relationship with any Oaktree Group Member, provided that the Participant notifies the Oaktree Group’s General Counsel within a reasonable time after receiving such a subpoena or other legal process so that the Oaktree Group may take appropriate steps to protect its interests.

(vi)
If the Participant’s services to the Oaktree Group are governed by the laws of the State of California, then in accordance with Section 2870 of the California Labor Code the Participant’s obligation to assign the Participant’s right, title and interest throughout the world in and to all Intellectual Property does not apply to any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) that the Participant developed entirely on the Participant’s own time without using the Oaktree Group’s equipment, supplies, facilities, or Confidential Information (and any such works shall not be deemed “Intellectual Property” hereunder), except for the Intellectual Property that either (A) relates to the business of the Oaktree Group at the time of conception or reduction to practice of the Intellectual Property, or actual or demonstrably anticipated research or development of the Oaktree Group, or (B) results from any work performed by the Participant for the Oaktree Group.

(vii)
The Participant hereby acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Paragraph 11 would be inadequate, and, therefore, the Participant agrees that the Company shall be entitled to injunctive relief, in addition to any other available rights and remedies in case of any such breach or threatened breach; provided that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach.

(d)Interference.

(i)
To the fullest extent permitted by law, the Participant hereby agrees that for so long as the Participant provides services to an Oaktree Group Member, and for two years after the Participant ceases to provide such services for any reason, the Participant shall not directly or indirectly (x) solicit any customer or client of the Oaktree Group for a Competitive Business, provided that the foregoing clause (x) shall not be deemed to prohibit the Participant from participating in the normal marketing efforts of a Competitive Business after the Participant ceases to provide services to an Oaktree Group Member, so long as the Participant does not solicit any client or customer known to the Participant as a result of his or her provision of services to an Oaktree Group Member to be a client or customer of the Oaktree Group, other than clients or customers of the Oaktree Group that, as of the date the Participant ceases to provide services to an Oaktree Group Member, are bona fide pre-existing clients or customers of such Competitive Business, (y) induce or attempt to induce any employee of the Oaktree Group to leave the Oaktree Group or in any way interfere with the relationship between the Oaktree Group and any employee thereof, or (z) hire, engage, employ, retain or otherwise enter into any business affiliation with any person who was an employee of the Oaktree Group at any time during the twelve-month period prior to the date the Participant ceases to provide services to the Oaktree Group. The Participant acknowledges that the identities of the customers and clients of the Oaktree Group are confidential and proprietary information of the Oaktree Group.

(ii)
To the fullest extent permitted by law, the Participant hereby agrees that for so long as the Participant provides services to an Oaktree Group Member and for the duration of the Restricted Period, the Participant shall not directly or indirectly:

(1)	in any geographic location or area anywhere in the United States of America or any other country where an Oaktree Group Member conducts business, engage in a Competitive Business; or

(2)
invest in, own, manage, operate, finance, control, render services to or participate (whether as an employee, consultant, independent contractor, officer, director, agent, security holder, creditor, or otherwise) in the ownership, management, operation, financing, or control of, or have any interest in, or be employed by, or be associated with or in any manner connected with, or render services, advice or aid to, or guarantee the obligations of, any Person that engages in or proposes to engage in a Competitive Business; provided that nothing herein shall prohibit the Participant from being a passive owner of not more than one percent of the outstanding stock of any class of securities of a corporation or entity engaged in such business which is publicly traded so long as the Participant has no participation in the business of such corporation or entity (other than the exercise of his or her shareholder voting rights).

(e)Disparagement. The Participant hereby agrees that he or she shall not make any statements, encourage others to make statements or release information that disparages, discredits, or defames any Oaktree Group Member or engage in any activity that would have the effect of disparaging, discrediting or defaming any Oaktree Group Member (including, for the avoidance of doubt, through the disparagement, discrediting or defamation of any Fund). Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Participant from making truthful statements when required by law.
(f)Notice of Cessation of Service. The Participant shall notify the Company of the Participant’s intention to cease providing services to the Oaktree Group no later than (i) if the Participant is a Managing Director or an executive officer of an Oaktree Group Member at the time such notice is delivered, 60 calendar days prior to such cessation of services, or (ii) in all other cases, 30 calendar days prior to such cessation of services. Notwithstanding the foregoing, the notice period set forth in this Agreement shall be the minimum notice period required from the Participant, and the Participant shall be bound by any longer notice period to which he or she has agreed or may agree pursuant to any grant or award agreement, employment agreement, employment offer letter, points letter or other written agreement with any Oaktree Group Member, whether executed before, on or after the Effective Date; provided however that if the Participant agreed to a longer minimum notice period pursuant to a Restricted Unit Award Agreement in respect of an award of Class A units of the Company in 2015 or 2016 (an “Excepted Class A Unit Award Agreement”), the Company hereby agrees that the minimum notice period set forth in this Agreement shall replace the minimum notice period set forth in such Excepted Class A Unit Award Agreement.
(g)OCGH Affirmation. For the avoidance of doubt, the Participant acknowledges and agrees that, if he or she has previously received OCGH limited partner units, he or she remains bound by his or her obligations under Article X and the other provisions of the OCGH LPA, notwithstanding his or her receipt of the Granted Units or any cessation of ownership of OCGH limited partner units or disassociation from OCGH as a limited partner.
12.Transferability.
(a)The Participant shall not, without the prior express written consent of the Company, assign, sell, convey, dispose, pledge, hypothecate or otherwise transfer (“Dispose” or a “Disposition”), in whole or in part, any unvested Granted Unit.

(b)The Participant shall not, without the prior express written consent of the Company, Dispose, in whole or in part, any vested Award Unit (regardless of whether such vested Award Unit is a Granted Unit) unless (i) the Participant is at least 65 years-old in age at the time of such Disposition, (ii) such Disposition would occur after the first anniversary of the effective date as of which the Participant permanently ceased to provide services to the Oaktree Group, or (iii) after giving effect to such Disposition, the remaining number of vested Award Units then held by the Participant is at least 25% of the cumulative number of Post-2013 Award Units issued to the Participant that have vested.
(c)Without limiting any other restrictions set forth in this Agreement or otherwise, the Participant hereby agrees and understands that the Granted Units may not be Disposed, in whole or in part, except in accordance with the provisions of the Operating Agreement and any securities trading policies adopted by the Oaktree Group from time to time that are generally applicable to directors, officers, employees of, or other service providers to, the Oaktree Group with respect to their holdings of any Units or that are otherwise adopted by the Oaktree Group for purposes of complying with securities laws and other applicable law (a “Securities Trading Policy”).
(d)To the fullest extent permitted by law, any Disposition or purported Disposition of a Unit not made in accordance with the provisions of this Agreement, the Operating Agreement and any Securities Trading Policy shall be null and void unless the Company determines otherwise in its sole and absolute discretion.
(e)    For the avoidance of doubt, the obligations and covenants of the Participant under this Agreement shall survive indefinitely pursuant to their terms, including Paragraph 11, and the Participant agrees to remain bound to such obligations and covenants, notwithstanding any forfeiture (whether pursuant to Paragraph 2(b) or otherwise) or a Disposition of any of the Granted Units.
13.Right to Offset. In the event the Participant owes any amount to any Oaktree Group Member or is otherwise liable to any Oaktree Group Member for any amount (each, a “Monetary Obligation”), including principal or interest on any loan extended by such Oaktree Group Member to the Participant, Oaktree is hereby authorized to deduct and withhold from any monies otherwise payable to the Participant with respect to the Granted Units or held in the Designated Unit Holding Accounts, including any dividend or other distribution payable by the Company with respect to the Granted Units and the proceeds payable to the Participant from the sale or other Disposition of any Granted Unit, up to an amount equal to the Monetary Obligation or as otherwise set forth in any agreement or note giving rise to such Monetary Obligation, for purposes of offsetting such amount against the Monetary Obligation.

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